Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”), dated as of June 8th, 2011 (the “Effective Date”), is entered into by and between Unigene Laboratories, Inc., a Delaware corporation (the “Company”), and Ashleigh Palmer (the “Executive”).

WITNESSETH:

WHEREAS, the Company employed Executive pursuant to an agreement dated June 6, 2010 (the “2010 Agreement”) pursuant to which Mr. Palmer served as the Company’s Chief Executive Officer;

WHEREAS, pursuant to the 2010 Agreement the Executive received an  option (the “Option”) to purchase 1,500,000 shares of Company common stock, exercisable at the closing price of the Company’s common stock on the Effective Date of the 2010 Agreement. One-third of the Option vests on each of the first, second and third year anniversaries of the Effective Date, provided the Executive remains employed by the Company through each vesting date.

WHEREAS, the Executive received an additional 500,000 shares of Company common stock (the “Additional Option”) following the June 15, 2010 Annual Meeting of Shareholders . The Additional Option is subject to terms similar to those of the Option.  The exercise price of the Additional Option is the closing price of the Company’s common stock on the grant date of such option.

WHEREAS, the Company desires that Executive remains employed by the Company  subject to the terms and provisions of this Agreement and the effective terms of the 2010 Agreement and Executive desires to enter into this Agreement and to accept such employment, subject to the terms and provisions of this Agreement;

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Engagement.  The Company hereby employs the Executive as its Chief Executive Officer, and the Executive hereby accepts such employment, on the terms and conditions hereinafter set forth.

2. Term.  This Agreement is for a term of one (1) year commencing on the Effective Date, subject to earlier termination as provided for herein (the “Term”).

3. Duties.  During the Term of this Agreement, the Executive shall serve as the Company’s Chief Executive Officer and shall have such duties and responsibilities as are set forth in the Company’s Bylaws and such other executive responsibilities as may be assigned to him from time to time by the Board of Directors of the Company (the “Board of Directors”).  The Executive shall use his best efforts to perform, and shall act in good faith in performing, all duties required to be performed by him under this Agreement.

4. Availability.  During the Term of this Agreement, the Executive shall not be engaged in any other business activity, with or without compensation, that would interfere with the performance of his duties to the Company without the express written approval of the Board of Directors, except that, without such written approval, (a) the Executive may engage in a reasonable level of professional activities such as are typical for individuals of a comparable professional stature provided such activities do not provide any compensation to Executive, (b) Executive may maintain his position on the Board of Directors of Critical Biologics Corp. and receive nominal compensation for such position, and (c) Executive may provide de minimis advice to other entities, provided that such advice is directly related only to projects on which Executive has assisted such entities prior to the Term of this Agreement and that such provision of advice and compensation are disclosed in writing to the Board of Directors.  Executive represents and warrants that the activities he may perform pursuant to subsections (b) and (c) of the preceding sentence, at all times during the Term of this Agreement, shall not interfere in any way with Executive’s obligations to the Company and his Company job responsibilities, shall not give rise to a conflict of interest with Executive’s position and duties at Company, and shall not cause Executive to render assistance to any entity that engages in any activities competitive to those of the Company.

5. Business Expenses.  The Company shall reimburse the Executive promptly, upon prompt presentation by the Executive of itemized vouchers, for all ordinary and necessary business expenses incurred by the Executive in the performance of his duties hereunder.

6. Compensation.  As compensation for the services to be rendered hereunder, the Company agrees as follows:

(a) to pay the Executive an annual salary of $400,000 (“Base Salary”) during the Term of this Agreement;

(b) if beginning during the Term of this Agreement Company's stock has a closing price of $2.00 per share or greater for a period of sixty (60) consecutive days on which the OTC Bulletin Board market, or other market on which Company's stock is trading, is open, to pay the Executive a lump sum bonus of $250,000 within fifteen (15) business days after such sixtieth (60th) day;

(c) to permit Executive to participate in the Company’s regular bonus program;

(d) to permit Executive to participate in such employee benefit plans as are made available by the Company to its employees generally.  The Executive acknowledges that salary and all other compensation payable under this Agreement shall be subject to withholding for income and other applicable taxes to the extent required by law.

7. Ownership of Intellectual Property.  All rights, title and interest of every kind and nature whatsoever in and to discoveries, inventions, improvements, patents (and applications therefor), copyrights, ideas, know-how, notes, creations, properties and all other proprietary rights arising from, or in any way related to, the Executive’s employment hereunder shall become and remain the exclusive property of the Company, and the Executive shall have no interest therein.  Executive agrees that during the Term of this Agreement and thereafter, at Company’s request and expense, Executive will assist Company or its designee to vest Company with such full and exclusive right, title and interest.

8. Trade Secrets.  The Executive covenants and agrees with the Company that he will not, during the Term of this Agreement or thereafter, disclose to anyone (except to the extent reasonably necessary for the Executive to perform his duties hereunder or as may be required by law) any confidential information concerning the business or affairs of the Company (or of any affiliate or subsidiary of the Company), including but not limited to lists of customers, business plans, financial or cost information, and confidential scientific and clinical information (whether of the Company or entrusted to the Company by a third party under a confidentiality agreement or understanding), which the Executive shall have acquired in the course of, or incident to, the performance of his duties pursuant to the terms of this Agreement or pursuant to his prior employment by or relationship with the Company (or any affiliate or subsidiary of the Company).  In the event of a breach or threatened breach by the Executive of the provisions of this Section 8, the Company, without being required to post a bond, shall be entitled to an injunction restraining the Executive from disclosing, in whole or in part, such information or from rendering any services to any person, firm, corporation, association or other entity to whom such information has been disclosed or is threatened to be disclosed.  Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to the Company for such breach or threatened breach, including the recovery of damages from the Executive. Nothing herein shall be construed as prohibiting the Executive from disclosing to anyone any information which is, or which becomes, available to the public (other than by reason of a violation of this Section 8) or which is a matter of general business knowledge or experience.  Where disclosure of such confidential information is required by law, Executive agrees to use his best efforts to notify, consult, and cooperate with Company prior to such disclosure.

9. Termination For Cause.  The Company may terminate the employment of the Executive for cause in the event that the Board of Directors determines that any of the following events have occurred or presently exist:  (1) any failure on the part of Executive to faithfully and professionally carry out Executive’s duties, including failure to meet or achieve annual and long-term goals set by the Company, or to comply with any other material provision of this Agreement; (2) Executive’s dishonesty or disloyalty, which includes without limitation any misuse or misappropriation of Company’s assets, or other willful misconduct, which includes without limitation any conduct on the part of Executive intended to or likely to injure the business of Company; (3) Executive’s conviction for any felony or other crime involving moral turpitude as determined solely by Company, whether or not relating to Executive’s employment; (4) Executive’s insobriety or use of drugs, chemicals, or controlled substances either (A) in the course of performing Executive’s duties and responsibilities under this Agreement or (B) otherwise affecting the ability of Executive to perform the same; (5) Executive’s failure to comply with a lawful written direction of Company; or (6) any wanton or willful dereliction of duties by Executive.  If the employment of the Executive under this Agreement is terminated under this Section 9, the Company shall be relieved of all further obligations under this Agreement, except for the payment of accrued salary and reimbursement under Section 5 for reimbursable expenses incurred prior to termination. Notwithstanding such termination of employment, the Executive shall continue to be bound by the provisions in Sections 7, 8, and 11.

10. Termination Without Cause.  The Company may terminate the employment of the Executive for any reason other than “cause” (as defined in Section 9) at any time, subject to compliance with this Section 10.  The Executive may terminate his employment upon sixty (60) days advance written notice to the Board of Directors within sixty (60) days following a Change in Control (as defined in paragraph (b) below) or for Good Reason (as defined in paragraph (c) below), subject to compliance with this Section 10.

(a) In the event the Executive’s employment is terminated by Company for any reason other than cause or by Executive upon sixty (60) days advance written notice to the Board of Directors within sixty (60) days following a Change in Control (as defined in paragraph (b) below) or for Good Reason (as defined in paragraph (c) below), the Executive shall be entitled to: (a) a severance payment equal to the greater of (i) the unpaid portion of Executive’s Base Salary for the remainder of the Term of this Agreement or (ii) three (3) months of Executive’s Base Salary, which severance payment will be paid in accordance with the Company’s regular payroll cycle as such may be amended from time to time, and (b) payment of the applicable premiums for coverage of Executive and his family under the Company’s health plans for a period of three (3) months following the termination of employment, provided that Executive timely and properly elects continuation coverage under the aforementioned plans pursuant to the provisions of COBRA and remains eligible for such coverage.  In the event the Executive’s employment is terminated by Company for any reason other than cause, one-third of the options granted to Executive pursuant to Section 6(d) will vest and be exercisable in accordance with the provisions of Section 6(d).  The benefits provided in this section, to which Executive would not otherwise be entitled, are contingent and conditioned upon Executive’s execution and nonrevocation (if such revocation is permitted) of a general release of all claims against the Company and all related entities or persons, in a form satisfactory to Company, within sixty (60) days of the termination of Executive’s employment.  This severance benefit will commence on the sixty first (61st) day following the Executive’s termination of employment pursuant to this section.

(b) For the purpose of this Agreement, a “Change in Control” shall have occurred if:

(1) any individual, entity or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) acquires beneficial ownership (within the meaning of Rule l3d-3 promulgated under the Exchange Act) of more than 50% of either (A) the then outstanding shares of Common Stock or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Voting Securities”); provided, however, that any acquisition by the Company, by any employee benefit plan (or related trust) of the Company, or by any corporation with respect to which, following such acquisition, more than 50% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Common Stock and Voting Securities immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the Common Stock and Voting Securities, as the case may be, shall not constitute a Change of Control;

(2) individuals who, as of the Effective Date, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors, provided that any individual becoming a director subsequent to the Effective Date whose election was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in settlement of an actual or threatened election contest relating to the election of the directors of the Company; or

(3) the stockholders of the Company approve (A) a reorganization, merger or consolidation, in each case, with respect to which all or substantially all of the persons who were the respective beneficial owners of the Common Stock and the Voting Securities immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger or consolidation or (B) a complete liquidation or dissolution of the Company or of the sale or other disposition of all or substantially all of the assets of the Company.

(c) For the purpose of this Agreement, “Good Reason” shall mean, without Executive’s permission, (i) Company’s failure to continue to employ Executive in an executive position, (ii) a material diminution of Executive’s salary and benefits in the aggregate, or (iii) a relocation of Executive’s regular work location of more than seventy-five (75) miles from Executive’s regular work location immediately prior to the relocation.  Notwithstanding the foregoing, Executive shall not be entitled to terminate his employment for Good Reason unless he has notified Company in writing, within thirty (30) days of the event giving rise to the Good Reason, of his intent to terminate his employment for Good Reason and the Company fails to cure such Good Reason within thirty (30) days of receiving such written notice.

(d) Termination of employment under this Section 10 shall not terminate the Executive’s obligations under Sections 7, 8, or 11.

11. Non-Competition, Non-Solicitation, and Non-Disparagement.

(a) The Executive hereby agrees that while he is employed by the Company and for a period of one (1) year following the termination for any reason of his employment, he will not, directly or indirectly, engage in any business or activity competitive with any project, asset, or partnership in which, during Executive’s employment, the Company was engaged or was planning to become engaged, including without limitation the development, production, marketing or sale of Calcitonin products.

(b) The Executive hereby agrees that while he is employed by the Company and for a period of one (1) year following the termination for any reason of his employment, he will not directly or indirectly solicit for employment, employ, engage, advise or recommend to any other person or entity that they employ or solicit for employment or retention as an employee or consultant, or otherwise interfere with the relationship of Company with, any person who is an employee of, or exclusive consultant to, Company.  While he is employed by the Company and for a period of one (1) year following the termination for any reason of his employment, Executive further agrees that he will not solicit, encourage, or induce any contact, contractor, agent, client, customer, or the like of Company to terminate its/his/her relationship (contractual or otherwise) with Company (in whole or in part), or to refrain from entering into a relationship (contractual or otherwise) with Company, including without limitation any prospective contact, contractor, agent, client, customer, or the like of Company.

(c) During the Term of this Agreement and thereafter, neither Executive, nor any person acting on behalf of Executive, shall disparage or cause to be disparaged in any forum or through any medium of communication, whether directly or indirectly, Company or any of its directors, officers, managers, or employees in any forum or through any medium of communication.  Except as permitted or required by law, following the termination for any reason of Executive’s employment, no officer or director of the Company shall disparage or cause to be disparaged in any forum or through any medium of communication, whether directly or indirectly, Executive.

(d) The Executive agrees that the provisions of this Section 11 are necessary and reasonable to protect the Company in the conduct of its business.  In the event of a breach or threatened breach by the Executive of any of the provisions of this Section 11, the Company, without being required to post a bond, shall be entitled to injunctive relief, in addition to any other damages to which it may be entitled, as well as the costs and reasonable attorneys’ fees it incurs in enforcing its rights under this Section 11.  If any restriction contained in this Section 11 shall be deemed to be invalid or unenforceable by reason of the extent, duration or geographic scope thereof, then the Company and/or court shall have the right to reduce such extent, duration, geographic scope or other  provisions thereof, and in their reduced form such restrictions shall then be enforceable in the manner contemplated hereby.  The parties agree and intend that Executive’s obligations under this Section 11 shall be tolled during any period that Executive is in breach of any of the obligations under this Section 11, so that Company is provided with the full benefit of the restrictive periods set forth herein.  Company’s obligations to make any payments or confer any benefit under this Agreement, other than to pay for compensation and benefits accrued but unpaid up to the date of termination, will automatically and immediately terminate in the event that Executive breaches any of his obligations under this Section 11.

12. Return of Company Property.  In the event of the termination of Executive’s employment with Company for any reason (including without limitation the expiration of the Term), Executive agrees to return to Company, and not retain, all of its property, including documents, data, and equipment (and any copies thereof) of any nature and in whatever medium.

13. Cooperation Following Termination. Executive agrees that, following termination of his employment for any reason (including without limitation the expiration of the Term), he will cooperate fully with Company in all matters relating to the completion of his pending work on behalf of Company and the orderly transition of such work to such other employees as Company may designate.  Executive further agrees that following termination of his employment he will cooperate fully with Company as to any and all claims, controversies, disputes, or complaints of which he has any knowledge or that may relate to him or his employment with Company, unless he is an adverse party or potentially an adverse party.  Company will pay Executive an hourly rate of $350 for reasonable time spent and reimburse Executive for any reasonable out-of-pocket expenses incurred, following his termination, pursuant to his duties under this Section 13.  Such cooperation includes but is not limited to providing Company with all information known to him related to such claims, controversies, disputes, or complaints and appearing and giving testimony in any forum.

14. Compliance with Code Section 409A.

(a) Notwithstanding anything to the contrary in this Agreement, no portion of the severance payments under Section 10 will be payable until Executive has a “separation from service” from the Company within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

(b) Further, if upon Executive’s separation from service, Executive is a “specified employee” (within the meaning of Code Section 409A and the regulations thereunder) of Company, and if any severance payments under this Agreement would be subject to excise tax under Code Section 409A because such payments are made within the 6-month period commencing upon the Executive’s separation from service, then such payments shall be delayed until the first payroll cycle following six (6) months after such separation from service and paid in lump sum at such time.  Each applicable severance payment hereunder is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(c) The foregoing provisions are intended to comply with, or be exempt from, the requirements of Code Section 409A so that no portion of the severance payments will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply or be exempt.  Executive and the Company agree to work together in good faith to consider amendments to the Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.  In no event will the Company reimburse Executive for any taxes that may be imposed on Executive as a result of Section 409A.

15. Capacity.  The Executive represents and warrants to the Company that he is not now under any obligation, of a contractual nature or otherwise, to any person, firm, corporation, association or other entity that is inconsistent or in conflict with this Agreement or that would prevent, limit or impair in any way the performance by him of his obligations hereunder.

16. Waiver.  No act, delay, omission or course of dealing on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as, or be construed as, a waiver thereof or otherwise prejudice such party’s rights, powers and remedies under this Agreement.

17. Governing Law.  This Agreement shall be interpreted and construed under the laws of the State of New Jersey without regard to principles of conflicts of law.

18. Arbitration.  The Executive agrees to submit to binding arbitration all claims arising out of his employment with the Company and/or this Agreement, including all claims under federal law (including but not limited to Title VII of the Civil Rights Act of 1964 as amended) as well as all claims under state law (including but not limited to claims under the New Jersey Law Against Discrimination and New Jersey Conscientious Employee Protection Act).  This arbitration shall take place in New Jersey, under the then prevailing rules of the American Arbitration Association.  Notwithstanding anything to the contrary, claims under Section 11 of this Agreement need not be submitted to arbitration and may be filed in any court of competent jurisdiction in New Jersey.

19. Assignability.  The rights and obligations contained herein shall be binding on and inure to the benefit of the successors and assigns of the Company.  The Company, but not Executive, may assign its rights or obligations under this Agreement.

20. Completeness.  This Agreement sets forth all, and is intended by each party to be an integration of all, of the promises, agreements and understandings between the parties hereto with respect to the subject matter hereof.

21. Modification.  This Agreement may not be modified, altered, or amended except by a writing signed by all parties.

22. Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one agreement binding on the parties hereto.

23. Severability.  Each provision of this Agreement shall be considered severable and if for any reason any provision that is not essential to the effectuation of the basic purpose of the Agreement is determined to be invalid or contrary to any existing or future law, such provision shall be deemed to be omitted from this Agreement and such invalidity shall not impair the operation of or affect those provisions of this Agreement that are valid.

24. Headings.  Headings contained in this Agreement are inserted for reference and convenience only and in no way define, limit, extend or describe the scope of this Agreement or the meaning or construction of any of the provisions hereof.

25. Survival of Terms.  If this Agreement is terminated for any reason, the provisions of Sections 7, 8, and 11 shall survive, and the Executive and the Company, as the case may be, shall continue to be bound by the terms thereof to the extent provided therein.

IN WITNESS WHEREOF, the parties hereto have freely and voluntarily executed this Agreement on the day and year first above written.

UNIGENE LABORATORIES, INC.

/s/ Ashleigh Palmer	/s/ Richard Levy
Ashleigh Palmer	By: Richard Levy
Title: Chairman of the Board of Directors